Exhibit 3.3

June 15, 2007
Amended May 2, 2011*

CHARTER OF THE
COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF
THE GLOBAL GOLD CORPORATION

I.	Purpose

The Board of Directors (the "Board") of Global Gold Corporation, (the "Company") has established the Compensation Committee of the Board (the "Committee") for the purpose of (i) discharging the responsibilities of the Board with respect to the compensation of the Chief Executive Officer of the Company (the "CEO"), the other executive officers of the Company and members of the Board, and under the Company's incentive and equity-based plans and (ii) producing an annual report on executive compensation to be included in the Company's annual proxy statement, in accordance with the corporate governance rules and regulations of NYSE Amex which the Company has adopted as a Small Reporting Company, the Securities and Exchange Commission (the "SEC") and any other applicable rules or regulations.

II.	Structure and Operations

A.	Composition and Qualifications

(1)   The Committee shall be comprised of three or more members of the Board, each of whom is (i) determined by the Board to be "independent" for such purposes under the rules of the NYSE Amex, including Section 803 thereof1, (ii) a "non-employee director" under Rule 16b-3 promulgated under Section 6 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and (iii) an "outside director" under Section 162(m) of the Internal Revenue Code of 1986, as amended, and any other applicable laws, rules or regulations in effect from time to time.

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1
"Independent director" means a person other than an executive officer or employee of the company. No director qualifies as independent unless the issuer's board of directors affirmatively determines that the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition to the requirements contained in this Section 803A, directors serving on audit committees must also comply with the additional, more stringent requirements set forth in Section 803B(2) below. The following is a non-exclusive list of persons who shall not be considered independent:

(a) a director who is, or during the past three years was, employed by the company, other than prior employment as an interim executive officer (provided the interim employment did not last longer than one year) (See Commentary .08);

(b) a director who accepted or has an immediate family member who accepted any compensation from the company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:

(i) compensation for board or board committee service,

(ii) compensation paid to an immediate family member who is an employee (other than an executive officer) of the company,

(iii) compensation received for former service as an interim executive officer (provided the interim employment did not last longer than one year) (See Commentary .08), or

(2)   No member of the Committee shall receive compensation other than (i) director's fees for service as a director of the Company, including reasonable compensation for serving on the Committee as well as regular benefits that other directors receive (including equity-based awards) and (ii) a pension or similar compensation for past performance, provided that such compensation is not contingent on continued or future service to the Company.

(3)   The Committee may form and delegate authority to one or more subcommittees made up of one or more of its members, as it deems appropriate from time to time.

B.	Appointment and Removal

The members of the Committee shall be appointed by the Board and shall serve until such member's successor is duly elected and qualified or until such member's earlier resignation or removal.  The members of the Committee may be removed, with or without cause, by a majority vote of the Board.

C.	Chairman

Unless a Chairman is elected by the full Board, the members of the Committee shall designate a Chairman by the majority vote of the Committee.  The Chairman shall be entitled to cast a vote to resolve any ties.  The Chairman will chair all regular sessions of the Committee and set the agendas for Committee meetings.

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(iv) benefits under a tax-qualified retirement plan, or non-discretionary compensation;

(c) a director who is an immediate family member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer;

(d) a director who is, or has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the company made, or from which the company received, payments (other than those arising solely from investments in the company's securities or payments under non-discretionary charitable contribution matching programs) that exceed 5% of the organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years;

(e) a director who is, or has an immediate family member who is, employed as an executive officer of another entity where at any time during the most recent three fiscal years any of the issuer's executive officers serve on the compensation committee of such other entity; or

(f) a director who is, or has an immediate family member who is, a current partner of the company's outside auditor, or was a partner or employee of the company's outside auditor who worked on the company's audit at any time during any of the past three years.

III.	Meetings

The Committee shall meet at least annually, or more frequently as circumstances dictate.  When necessary and appropriate, telephone meetings may be held.  The presence of a majority of the Committee members will constitute a quorum for the transaction of business.

IV.	Duties and Responsibilities

The following functions shall be the common recurring activities and guiding principles of the Committee in carrying out its responsibilities outlined in Article I of this Charter.  These functions should serve as a guide.  The Committee may carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions.  The Committee shall also carry out any other duties and responsibilities delegated to it by the Board.

The Committee is empowered to evaluate or investigate any matter of interest or concern that the Committee deems appropriate.  The Committee shall have the sole authority to retain an outside compensation consultant or other advisors for this purpose, including the sole authority to approve the fees payable to such advisors and any other terms of retention.  The Company shall also provide funding, as determined by the Committee, for payment of ordinary administrative expenses of the Committee.

A.	CEO Compensation

(1)	Review and approve corporate goals and objectives relevant to CEO compensation.

(2)	Evaluate the performance of the CEO in light of such corporate goals and objectives.

(3)
Based on the evaluation, determine and approve the compensation level of the CEO, including salary, benefits, stock options and any other compensation.  The Committee may do this as the Committee or in consultation with other "independent" directors under the rules of the NYSE (as directed by the Board), and nothing herein shall preclude members of the Committee from discussing these matters with the Board.

B.	Non-CEO Executive and Director Compensation

(1)	Recommend to the Board for approval the compensation levels for each non-CEO executive officer, including the salary, benefits, stock options and any other compensation.

(2)	Recommend to the Board for approval the compensation levels for the members of the Board, including payment schedules and stock options.

C.	Principles of Compensation

(1)	Ensure that all compensation paid by the Company, whether in the form of salaries, benefits, stock options or any other compensation, are internally equitable and externally competitive.

(2)
Ensure that all compensation packages shall include both salary and performance components, and recommended compensation levels have a reasonable relationship to salaries in industry peer groups, if ascertainable.

(3)
Ensure that the Committee is diligent in ascertaining that its compensation recommendations will be adequate to attract, motivate, and retain quality talent, linked to actual performance and responsibilities.

D.	Company Plans

(1)
Exercise all rights, authority and functions of the Board under all of the Company's incentive-compensation plans and equity-based plans, including without limitation, the authority to interpret the terms thereof, and to make stock awards and grant options thereunder; provided, however, that except as otherwise expressly authorized to do so by a plan or resolution of the Board, the Committee shall not be authorized to amend any such plan.  To the extent permitted by applicable law and the provisions of a given incentive-compensation or equity-based plan, and consistent with the requirements of applicable law and such incentive-compensation or equity-based plan, the Committee may delegate to one or more executive officers of the Company the power to make stock awards and grant options pursuant to such incentive-compensation or equity-based plan to employees of the Company who are not directors or executive officers of the Company.

(2)
Review and recommend changes to the Company's incentive-compensation plans and equity-based plans (or amendments thereto), and review and recommend any other incentive-compensation or equity-based plans (or amendments thereto) that are not otherwise subject to the approval of the shareholders.

E.	Investigations, Studies and Reports

(1)
Conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including by requesting any officer, employee or advisor of the Company to meet with the Committee or any advisors engaged by the Committee.

(2)	Prepare any studies, as the Committee deems necessary, in order to determine adequate and reasonable compensation for the CEO, the other executive officers of the Company and the members of the Board.

(3)
Prepare all reports required to be included in the Company's proxy statement, in accordance with applicable NYSE and SEC rules and regulations, and any other reports required by applicable rules or regulations.

(4)	Report regularly to the full Board and prepare or cause to be prepared any report requested by the Board.

(5)	Maintain minutes of meetings and other activities of the Committee.

V.	Reliance on Information Provided

In adopting this Charter, the Board acknowledges that the Committee members are not employees of the Company, and are not providing any expert or special assurance as to the Company's compensation packages.  Each member of the Committee shall be entitled to rely on the integrity of those persons and organizations within and outside the Company that provide information to the Committee by such persons or organizations absent actual acknowledge to the contrary.

VI.	Annual Performance Evaluation

The Committee shall perform a review and evaluation, at least annually, of its performance and that of its members, including, but not limited to, a review of the Committee's compliance with this Charter.  In addition, the Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Board any improvements to this Charter.

*The information posted is as of the date indicated.  Please be advised that we may not update or remove this information other than as required by applicable law or regulation.